Exhibit 10.5

FIRST AMENDMENT TO THE

ACCURIDE CORPORATION EMPLOYEE STOCK PURCHASE PLAN

Accuride Corporation (the “Company”), a corporation organized under the laws of the State of Delaware, established and maintains the Accuride Corporation Employee Stock Purchase Plan, effective April 26, 2005 (the “Plan”).

In order to amend the Plan in certain respects, this First Amendment to the Plan has been adopted by a resolution of the Board of Directors of the Company on December 16, 2005, effective as set forth below. This First Amendment to the Plan, together with the Plan, constitutes the entire Plan as amended to date.

1.             Effective as of January 1, 2006, Section 4.2 of the Plan is hereby amended to read in its entirety as follows:

“4.2         Option Price. The Option Price per share of the Common Stock sold to Participants hereunder shall be 95% of the Fair Market Value of such share of Common Stock on the Exercise Date of such Offering Period, but in no event shall the Option Price per share be less than the par value per share ($0.01) of the Common Stock.”

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Executed on December 16, 2005.

ACCURIDE CORPORATION

By:

/s/ Terrence J. Keating
Terrence J. Keating
President